EXHIBIT 10.1
FEDERAL HOME LOAN BANK OF DES MOINES
SECOND AMENDED AND RESTATED
BENEFIT EQUALIZATION PLAN
Effective December 11, 2003

FEDERAL HOME LOAN BANK OF DES MOINES
BENEFIT EQUALIZATION PLAN

FEDERAL HOME LOAN BANK OF DES MOINES
BENEFIT EQUALIZATION PLAN
Effective January 1, 1994, the FEDERAL HOME LOAN BANK OF DES MOINES (the “Bank”) established a Benefit Equalization Plan (the “Plan”) for its eligible employees. The Plan was restated on May 23, 2002. The Bank now wishes to amend and restate that Plan for a second time as set forth in this document. On and after the Effective Date set forth herein, this document shall supersede all previous Benefit Equalization Plan documents, and all questions regarding Plan eligibility, administration and benefits shall be decided pursuant to the provisions of this document.
INTRODUCTION
The purpose of this Benefit Equalization Plan is to provide to certain employees of the Bank the benefits which would have been payable under the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (the “Retirement Fund”), and benefits equivalent to the matching contributions and 401(k) contributions which would have been available under the Financial Institutions Thrift Plan (the “Thrift Plan”), but for (i) the limitations placed on benefits and matching contributions for such employees by Sections 401(a)(17), 401(k)(3)(A)(ii), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986, as amended and (ii) where applicable, the exclusion of bonuses and other amounts paid under a Bank incentive compensation plan from the definitions of “salary”, “base salary” and “compensation” under the Retirement Fund and the Thrift Plan.
This Plan is intended to constitute a nonqualified unfunded deferred compensation plan for a select group of management or highly compensated employees (a “Top Hat” plan) under Title I of the Employee Retirement Income Security Act of 1974, as amended. All benefits payable under this Plan shall be paid from the general assets of the Bank. Benefits payable under this Plan shall not be payable by the Retirement Fund or its assets or by the Thrift Plan or its assets.
Revised 2003

ARTICLE 1. DEFINITIONS
1.01	“Account” means the trust or other account established and maintained under Article IV hereunder to record the contributions deemed to be made by the Member and the Bank, as well as the increase (or decrease) in va1ue attributable to the investment of such contributions, all as described hereafter. A Member may also have a separate Account for the installment payment of his Article III benefits as further provided in Section 3.02 (c) below.

1.02	“Actuary” means the independent consulting actuary retained by the Bank to assist the Committee in its administration of the Plan. The Actuary may also provide actuarial services to the Retirement Fund.

1.03	“Bank” means the Federal Home Loan Bank of Des Moines.

1.04	“Base Salary” means the annual gross salary which is payable without regard to attainment of any corporate or individual performance goals and which is paid in regular installments through the Bank’s payroll system.

1.05	“Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article VI of the Plan to receive the benefit, if any, payable upon the death of a Member of the plan.

1.06	“Board of Directors” means the Board of Directors of the Bank.

1.07	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.08	“Code Limitations” means the cap on compensation taken into account by a tax-qualified plan under Code Section 401(a)(17), the limitations on 401(k) contributions necessary to meet the average deferral percentage (“ADP”) test under Code Section 401(k)(3)(A)(ii), the limitations on employee and matching contributions necessary to meet the average contribution percentage (“ACP”) test under Code Section 401(m), the dollar limitations on elective deferrals under Code Section 402(g) and the overall limitations on contributions and benefits imposed on qualified plans by Code Section 415, as such provisions may be amended from time to time, or replaced by similar successor provisions of federal tax law.

1.09	“Committee” means the committee or other entity charged with the administration of the Plan. The committee shall consist of the Bank’s General Counsel, a financial officer of the Bank and a Member of the Bank’s human resources staff. The Board of Directors may change the composition of the Committee or limit the scope of the Committee’s authority or name a different entity to administer the Plan.

1.10	“Deferral Agreement” means the agreement under which a Member elects to defer compensation under the Plan in accordance with the provisions of Section 4.03.

1.11	“Effective Date” means December 11, 2003 for all purposes of this Second Amended and Restated Plan.

1.12	“Eligible Executive” means the President of the Bank and certain key Bank officers reporting to him who are listed below. Although listing specific officer titles in this Plan, the Bank recognizes that such titles may change over the life of the Plan. The Bank therefore directs the committee to interpret the listed officer titles in light of such changes so that the Plan covers all such successor Bank Officers who occupy identical or analogous positions. The Board of Directors shall be entitled to add additional officer positions to the definition of Eligible Executive.
Senior Vice President/General Counsel
Senior Vice President/ Credit and Sale
Senior Vice President/ Operations            Senior Vice President/ Finance
1.13	“Incentive Compensation” means bonuses, gain sharing and other incentive compensation payments which are dependent on the attainment of certain individual and/or corporate goals and which are typically paid in a single payment.
1.14	“Member” means any person included in the membership of the Plan as provided in Article II.

1.15	“Retirement Fund” means the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, a qualified and tax-exempt defined benefit pension plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Bank.
1.16	“Plan” means the Federal Home Loan Bank of Des Moines Benefit Equalization Plan, as set forth herein or as it may be amended or restated from time to time.
1.17	“Thrift Plan” means the Financial Institutions Thrift Plan, a qualified and tax-exempt defined contribution plan and trust under Sections 401(a) and 501(a) of the Code, as adopted by the Bank.

ARTICLE II. MEMBERSHIP
2.01	Each Eligible Executive of the Bank shall become a Member of the Plan for purposes of Article III on the date of his appointment to one of the officer positions set out in Section 1.12 of this Plan. Once an Eligible Executive becomes a Member of this Plan for purposes of Article III, he shall continue as a Member for Article III purposes until such time as his Article III benefits, if any, have been fully paid.
2.02	Each Eligible Executive of the Bank shall become a Member of the Plan for purposes of Article IV on the date of his appointment to one of the officer positions set out in Section 1.12 of the Plan. Once an Eligible Executive becomes a Member of this Plan for purposes of Article IV, he shall continue as a Member for Article IV purposes (whether or not he continues to make deferrals pursuant to Article IV) until such time as his Article IV benefits have been fully paid.
2.03	A benefit shall be payable under the Plan to or on account of a Member only upon the Member’s retirement, death, or other termination of employment with the Bank, except as provided in Section 4.08.

ARTICLE III. AMOUNT AND PAYMENT OF PENSION BENEFITS
3.01	The amount, if any of the annual pension benefit payable to or on account of a Member pursuant to the Plan shall equal the excess of (a) over (b) as determined by the Actuary, where:
(a)	is the annual pension benefit (as calculated by the Retirement Fund or the Actuary on the basis of the Regular Form of payment as defined by the Retirement Fund) that would otherwise be payable to or on account of the Member by the Retirement Fund if its provisions were administered
(i)	by ignoring the Code Limitations of Sections 401(a)(17) and 415;

(ii)	by defining “Base Salary” or “Salary” for each year of the Member’s participation in this Plan to include both the Member’s Base Salary and the Member’s Incentive Compensation (without reducing either for any deferrals made pursuant to this plan or the Thrift Plan and without increasing either by counting any portion of the Member’s Base Salary or Incentive Compensation more than once);
(b)	is the annual pension benefit (as calculated by the Retirement Fund on the basis of the Regular Form of payment) that is payable to or on account of the Member under the Retirement Fund.
For purposes of this Section 3.01, “annual pension benefit” includes any applicable “Active Service Death Benefit”, “Retirement Adjustment Payment”, and “Post Retirement Increment” if the Bank provides such benefits for its employees at the time the Member’s pension benefit first becomes payable.
Although the formulation described above shall govern the computation of Article III benefits in most cases, the Board of Directors may deviate from such formulation in order to increase or decrease a Member’s Article III benefits. If the Board of Directors approves a deviation which decreases a Member’s Article III benefits, such deviation shall only apply prospectively. If the Board of Directors approves a deviation which increases a Member’s Article III benefits, the Board shall decide whether such deviation shall operate retroactively or prospectively and whether there are any preconditions to the implementation of such deviation.
3.02	(a)	The Member’s Article III pension benefit shall be calculated pursuant to Section 3.01 above at the time the Member’s Retirement Fund benefits become payable or, if earlier, at the time the Plan commences payment of the Member’s Article III benefits. However, no Member shall be entitled to select the exact date on which his Article III benefit shall be calculated. The Member’s Article III benefits may be paid in any of the optional forms offered by the Retirement Fund or in any other form acceptable to the Committee. The form of benefit chosen shall provide benefits of equivalent actuarial value to the benefits calculated using the Regular Form pursuant to Section 3.01 above. Equivalent actuarial value shall be determined by the Actuary using the actuarial factors and assumptions used by the Retirement Fund in calculating the Member’s payments under the Retirement Fund’s optional forms of benefit. If the Actuary cannot calculate the actuarial equivalence of a proposed form of benefit, that form shall not be an acceptable form for payment of the Member’s benefit.
(b)	Each Member shall elect the form for payment of his Article III benefits within thirty days of the date on which he first becomes an Eligible Executive. For those employees who were Members for Article III purposes on the Effective Date of the Plan, such election shall be made by December 31, 2003.

Such election shall set out (i) the starting date for payment of the Member’s Article III benefits, (ii) the form in which the benefits are to be paid and (iii) if applicable, the frequency and/or duration of the benefit payments. The starting date may be defined with reference to the Member’s separation from service with the Bank or the Member’s attainment of a certain age. The starting date may not be defined with reference to any event whose timing is uncertain other than the Member’s death, disability or separation from service. Benefit payments may not begin prior to the later of (i) the Member’s termination of employment with the Bank or (ii) the Member’s 45th birthday, and benefit payments must begin by the later of (i) the termination of the Member’s employment with the Bank or (ii) the Member’s 70th birthday. Periodic benefit payments shall not be made more frequently than monthly or less frequently than annually, and no Member shall elect a payment period extending beyond the Member’s anticipated life expectancy (or if applicable the joint life expectancy of the Member and the Member’s contingent annuitant under the Retirement Fund).

Except as further provided in this paragraph, the Member’s Article III benefit payment election may be changed at any time, and the election in effect at the time of the Member’s separation from service shall govern the payment of the Member’s Article III benefits. Notwithstanding the foregoing, a Member’s benefit payments shall not commence within twelve months of any change to the Member’s election unless the commencement of the Member’s benefit payments is due to hardship as defined in Section 4.08 below or to the Member’s death or disability. Nor may a Member change an election within twelve months of the Member’s then-effective distribution commencement date. In addition, any election change which extends the time for commencement of a Member’s benefit payments must extend the Member’s benefit commencement date for at least five years, measured from the benefit commencement date in the election being superseded to the benefit commencement date in the new election. Thus, a Member who had elected to commence benefit payments at age 65 could revoke that election and instead elect to commence benefits at age 70 but not at any earlier age. Finally, no election change can accelerate a Member’s receipt of his benefits unless the accelerated distribution is requested on account of and is consistent with an event beyond the Member’s control. Any request for an acceleration of benefits shall be accompanied by an explanation of the Member’s need for the acceleration and shall be granted or denied in the sole discretion of the Committee.

If the Actuary is unable to calculate the Member’s benefit payments or if the calculation of the Member’s benefit payment depends upon the life expectancy of a contingent annuitant who dies or otherwise ceases to be an appropriate contingent annuitant, the Member may make a new election, subject to the rules set forth earlier in this section. If a Member has not made an election regarding the form for payment of his Article III benefits or if the Member’s request is ineffective for any reason, the Member’s Article III benefits shall be payable in the “Regular Form” of payment as defined in the Retirement Fund.
(c)	If a Member elects an installment payment of his Article III benefits, the installment payments shall be calculated as follows. First, the Committee shall direct the Actuary to calculate the Member’s lump sum payment amount pursuant to Section 3.02 (a) above. Then the Plan shall deposit the lump sum amount thus calculated into a separate Article III Account for the Member. The Plan shall then calculate and make the first Article III installment payment by dividing the Member’s lump sum amount by the number of monthly, quarterly, annual or semiannual installment payments elected by the Member. At the first month (for a Member electing monthly installment payments), third month (for a Member electing quarterly installment payments), six month (for a Member electing semi-annual installment payments) or one year (for a Member electing annual payments) anniversary of that first payment, the Plan shall credit the Account with the interest earned since the immediately preceding payment date (as further set out in Section 5.03 (c) below) and then calculate and make the second installment payment by dividing the amount then comprising the Member’s Article III Account by the number of installment payments then remaining. This process shall continue until all installments have been paid. If any installments remain unpaid at the Member’s death, such installments shall be paid to the Member’s Beneficiary using the installment payment schedule originally chosen by the Member.
3.03	If a Member dies after having elected a form for payment of his plan benefits, the only death benefit payable in respect of said Member shall be the amount, if any, payable under the form of payment which the Member had elected prior to the commencement of his benefits. If a Member dies prior to electing a form for payment of his benefits, (or prior to receipt of a lump sum benefit elected pursuant to Section 3.02 above) the Member’s Beneficiary shall receive a death benefit equal to the greatest of (a) the lump sum benefit which would have been payable had the Member so elected, (b) the excess of (i) the Active Service Death Benefit which would be payable under the Retirement Fund if the Retirement fund were administered as provided in subsection 3.01 (a) (i) and 3.01 (a) (ii) above over (ii) the Active Service Death Benefit payable under the Retirement Fund or (c) the excess of (i) the lump sum Retirement Death Benefit which would be payable under the Retirement Fund if the deceased Member was eligible for such benefit and if the Retirement fund were administered as provided in subsections 3.01 (a) (i) and 3.01 (a) (ii) above over (ii) the lump sum Retirement Death Benefit payable under the Retirement Fund.
3.04	If a retired or terminated Member is restored to employment with the Bank, payment of any Article III benefits shall cease. Upon the Member’s subsequent retirement or termination of employment with the Bank, his benefits under the Plan shall be recomputed in accordance with Section 3.01, but shall be reduced by the equivalent actuarial value of the total benefit previously paid by the Plan. For purposes of this Section 3.04, the equivalent actuarial value of the benefit previously paid by the Plan shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Retirement Fund to determine actuarial equivalence under the Retirement Fund.
3.05	Notwithstanding any other provision of this Plan, if, on the date payment under the Plan would otherwise commence, the form of payment selected by the Member would result in benefit payments less than or equal to $1,000 per month, the Plan may pay the Member’s entire benefit in the form of a lump sum settlement.

ARTICLE IV. AMOUNT AND PAYMENT OF THRIFT BENEFITS
4.01	At the end of each calendar year (referred to herein as Year 1), each Member may elect to defer a percentage of his Base Salary for the next calendar year (referred to herein as Year 2) pursuant to the procedure set forth in Section 4.03 below. If a Member so elects, his Base Salary earned during Year 2 shall be reduced in accordance with his deferral election. The Bank shall effectuate the Member’s deferral ratably throughout Year 2 in accordance with its usual payroll practices. The Bank shall contribute the deferral amounts to the Thrift Plan until the Member’s Year 2 Thrift Plan contributions reach the maximum amount permitted under Code Section 402 (g). If the Member has attained the age of fifty (50) or will attain the age of fifty (50) during Year 2, the Bank shall also make the maximum Thrift Plan deferral permissible for the Member under Code Section 414 (v). These deferrals shall be made to the Thrift Plan in accordance with the Thrift Plan’s procedures for receiving, accepting and crediting employee deferrals. Once the Bank has made the maximum Thrift Plan deferral permitted by Code Section 402 (g) and if applicable by Code Section 414 (v), the Bank shall effectuate the rest of the Member’s deferral by contributing the deferral amounts to the Member’s Account under this Plan, again using the Bank’s usual payroll practices.

No Thrift Plan contribution or matching contribution will be transferred from the Thrift Plan to this Plan or from this Plan to the Thrift Plan. Nor will any Base Salary deferral amounts be contributed to this Plan until the Bank has made the maximum Thrift Plan contribution available for the Member under Code Sections 402 (g) and 414 (v), if applicable.

4.02	At the end of Year 1, each Member may elect to defer a percentage of his Incentive Compensation earned during Year 2 and payable during Year 3 pursuant to the procedure set forth in Section 4.03 below. If a Member so elects, his Incentive Compensation earned during Year 2 shall be reduced in accordance with his deferral election. The percentage deferred pursuant to this section need not be identical to the deferral percentage chosen by the Member pursuant to Section 4.01 above. The Member must make the Incentive Compensation deferral election on or before December 31st of Year 1 for Incentive

Compensation earned during Year 2 and payable in Year 3. The Incentive Compensation thus deferred shall remain in this Plan until it is distributed to the Member or his beneficiary.

4.03	A Member’s election under Sections 4.01 and 4.02 shall be made in accordance with the following provisions:
(a)	The Plan shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of each year. The Deferral Agreement may be composed of separate documents showing the Member’s elective deferrals to the Thrift Plan and to this Plan. No Member shall be permitted to elect any Base Salary deferral into this plan unless he has elected the maximum Thrift Plan deferral permissible under Code Section 402 (g) and for those Members who will attain age fifty (50) during Year 2, the maximum deferral permissible under Code Section 414 (v). Each Member shall execute and deliver the Deferral Agreement no later than the last business day of Year 1. An election with respect to Incentive Compensation under Section 4.02 must be made on or before the last business day of Year 1 in order to defer a percentage of the Incentive Compensation earned in Year 2 and paid to the Member and/or to this Plan in Year 3. All year-end Deferral Agreements shall provide for separate elections with respect to Base Salary deferrals and Incentive Compensation deferrals under Section 4.02.

(b)	Notwithstanding the above, if an Eligible Executive first becomes eligible to participate in this Plan in a month other than December, he shall be entitled to execute a mid-year Deferral Agreement within 30 days of the date he becomes eligible to participate. That mid-year Deferral Agreement shall apply only to Base Salary earned by the Member on or after the date such Deferral Agreement is submitted. It shall not affect or defer the Member’s Incentive Compensation earned during the year in which the Member first becomes eligible to participate in this Plan. Notwithstanding the foregoing, if the member is a new employee of the Bank who has not yet performed any services for which Incentive Compensation may be payable, the Member may also make a deferral election for his Incentive Compensation within 30 days of the date on which he becomes eligible to participate pursuant to Section 1.12 above.
(c)	An Eligible Executive’s elections in his Deferral Agreement shall be irrevocable for the calendar year for which the deferral is elected.

(d)	All deferral elections shall be expressed as whole percentages. No Member may elect to defer less than two percent (or such other minimum deferral percentage as may then be in effect under the Thrift Plan) of his Base Salary or Incentive Compensation, and no Member may elect to defer more than fifteen percent (or such other maximum deferral percentage as may then be in effect under the Thrift Plan) of his Base Salary or Incentive Compensation.

(e)	The Deferral Agreement shall also allow the Member to elect the form of payment for his Article IV benefits. The Member must elect the same payment form for Base Salary deferrals and Incentive Compensation deferrals. The Member’s election shall set out (i) the starting date for payment of the Member’s Article IV benefits, (ii) whether benefits are to be paid in a lump sum or in installments and (iii) the frequency or duration of any installment payments. The starting date may be defined with reference to the Member’s separation from service with the Bank or the Member’s attainment of a certain age. The starting date may not be defined with reference to any event whose timing is uncertain other than the Member’s death, disability or separation from service. Benefit payments shall not begin prior to the Member’s separation from service with the Bank and must commence by the time the Member attains the age of 70. No Member shall elect an installment payment period extending beyond the Member’s anticipated life expectancy. Once begun, installment payments shall not be made more frequently than monthly or less frequently than annually.

The first Deferral Agreement executed following the Effective Date of this Plan shall govern the payment of all amounts then comprising the Member’s Article IV Account. Once a Member has elected a form for payment of his Article IV benefits, such election shall be irrevocable and shall govern the payment of all Article IV deferrals made through the date of that election.

Such election shall also apply to the Member’s subsequent Article IV deferrals unless the election is changed by the Member in a subsequent Deferral Agreement. Any change made in a subsequent Deferral Agreement shall operate prospectively only, and shall not affect the form of payment of any amounts already contributed to the Member’s Article IV Account or the form of payment of any earnings on those previously contributed amounts.

Notwithstanding the foregoing, a Member’s benefit payments shall not commence within twelve months of any change to the Member’s election unless the commencement of the Member’s benefit payments is due to hardship as defined in Section 4.08 below or to the Member’s death or disability. Nor may a Member change an election within twelve months of the Member’s then-effective distribution commencement date. In addition, any election change which extends the time for commencement of a Member’s benefit payments must extend the Member’s benefit commencement date for at least five years, measured from the benefit commencement date in the election being superseded to the benefit commencement date in the new election. Thus, a Member who had elected to commence benefit payments at age 65 could revoke that election and instead elect to commence benefits at age 70 but not at any earlier age. Finally, no election change can accelerate a Member’s receipt of his benefits unless the accelerated distribution is requested on account of and is consistent with an event beyond the Member’s control. Any request for an acceleration of benefits shall be accompanied by an explanation of the Member’s need for the acceleration and shall be granted or denied in the sole discretion of the Committee.

(f)	Notwithstanding the foregoing, if, as of any date, the Member’s Article IV Account contains less than $25,000, the Committee may disregard the Member’s installment election and pay the Member’s entire remaining Article IV benefit in the form of a lump sum.
4.04	For each elective contribution addition credited to a Member’s Account under Section 4.01, such Member shall also be credited with a matching contribution under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan. However, no matching contribution shall be made for any Member who has not completed at least one year of employment with the Bank so that he has become eligible for a match under the Thrift Plan. Matching contributions shall be determined as if the provisions of the Thrift Plan were administered without regard to the Code Limitations, but with regard to the maximum percentage of Base Salary matched for a Thrift Plan participant with the same number of years of service as the Member. For each Incentive Compensation contribution credited to a Member’s Account under Section 4.02, such Member shall also be credited with a matching contribution under this Plan equal to the matching contribution, if any, that would be credited under the Thrift Plan with respect to such amount if contributed to the Thrift Plan, determined as if the provisions of the Thrift Plan were administered without regard to the Code Limitations (but with regard to the maximum percentage matched for a Thrift Plan Participant with the same number of years of service as the Member) and on the basis that Base Salary under the Thrift Plan included Incentive Compensation in the year payable. However, no Incentive Compensation matching contribution shall be made for any Member who has not completed at least one year of employment with the Bank.

4.05	The Plan shall maintain an Article IV Account for each Eligible Executive who is a Member by reason of amounts credited under Sections 4.01, 4.02, and 4.04. Such amounts shall be credited to the Member’s Account as soon as practical after the date that the deferred compensation would otherwise have been paid to the Member. Such Account shall be further administered as provided in Section 5.03 below.

4.06	If a Member has elected an installment payment of his Article IV Accounts, the installment payments shall be made as follows. On the date of the first installment payment, the Plan shall divide the Member’s Article IV Account by the number of monthly, quarterly, annual or semiannual installment payments elected by the Member. At the first month (for a Member electing monthly installment payments), third month (for a Member electing quarterly installment payments) six month (for a Member electing semi-annual payments), or one year (for a Member electing annual payments) anniversary of that first payment, the Plan shall determine the next installment payment amount by revaluing the

Member’s Article IV Account as provided in Section 5.03 (a) below and dividing the revalued Account by the number of installment payments then remaining. This process shall continue, subject to Section 4.03 (f) above, until the Member’s entire Article IV Account has been paid out.

4.07	If a Member dies prior to receiving the balance credited to his Article IV Account under Section 4.06 above, the balance in his Article IV Account shall be paid to his Beneficiary in a lump sum payment as soon as reasonably practicable after his death.

4.08	Notwithstanding anything to the contrary herein, while employed by the Bank, a Member may, in the event of an unforeseeable emergency which results in severe financial hardship, request a withdrawal from his Article IV Account and a suspension of his deferrals under the Plan. The request shall be for an amount not greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his Article IV Account plus the suspension of his deferrals for the portion of the calendar year remaining after the Committee’s determination that the Member has incurred a severe financial hardship and shall be subject to approval by the Committee. For purposes of this Section 4.08, an unforeseeable emergency means a severe financial hardship resulting from a sudden or unexpected illness or accident of the Member or one of his dependents, loss of property due to casualty, or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the Member’s control and which the Member is unable to satisfy with funds reasonably available from other sources. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case as determined by the Committee.

ARTICLE V. SOURCE OF PAYMENT
5.01	All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a “Rabbi” or grantor trust (as such term is used in Code Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member. No benefit provided by the Plan shall in any circumstances be payable from the assets of the Retirement Fund or the Thrift Plan.
5.02	No Member shall have any right, title or interest whatsoever in or to any investments. which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.
5.03	The Accounts established by the Plan to hold the Members’ Article IV deferrals and matches shall be held in trust and the trust shall have its situs within the United States. The trust shall at all times qualify as a “Rabbi Trust.” To that end it shall be a grantor trust, the net income from which shall be taxable to the Bank and the assets of which shall be available to the Bank and its creditors in the event of the Bank’s insolvency. The trust’s status as a grantor trust shall not be affected by changes in the Bank’s financial condition.
(a)	Each Member may direct the investment of his Article IV Account in and among various mutual funds or other investment vehicles chosen by the Trustee. The performance of the investment vehicles chosen by the Member will establish the deemed rate of return on the Member’s Article IV Account. Other than as set forth in the preceding sentence, no Member shall be entitled to any guaranteed rate of return, nor shall any investment vehicle or index be deemed to be the measure of investment performance for any Member’s Article IV Account.

(b)	The Bank may also use the trust to fund its Article III obligations, in whole or in part, and such trust shall comply with the requirements of the initial paragraph of Section 5.03. However, no Member shall have any right to direct (or even monitor) the investment of the funds contributed to the Trust for such purpose. The Bank may direct the investment of all or part of such funds, or may rely upon the trustee to invest all or part of such funds. The Bank shall have no obligation to set aside funds to help meet its Article III obligations.

(c)	In the event a Member elects to have his Article III benefits paid in installments, the Plan shall establish a separate Article III Account within the trust to hold such benefits during the installment period. The account shall accrue interest from the date of calculation of the Member’s lump sum benefit pursuant to Section 3.02 (c) above. The interest rate shall remain constant during the installment payout and shall be equal to the Bank’s cost of funds for an annuity of equivalent duration as the installment payout on the date of calculation of the lump sum benefit.

(d)	In the event the Member becomes unable to direct the investment of his Article IV Account as contemplated by paragraph (a) above, such direction may be given by the Member’s spouse, personal representative or designated Beneficiary. The Trustee may also invest the Member’s Account without any direction. The Trustee shall invest a Member’s Account without any direction if there is no person willing and able to act for the Member pursuant to the preceding sentences of this subparagraph, if the available and willing person is a minor or otherwise incapacitated, or if there are multiple Beneficiaries, none of whom is a spouse or personal representative. If the Trustee is acting without investment direction, the Trustee shall consider the financial needs of the Member, the age(s) and financial needs of the Member’s Beneficiaries if the Member is deceased, and the security of the principal which shall be of paramount importance if the Trustee is acting without investment direction.

ARTICLE VI. DESIGNATION OF BENEFICIARIES
6.01	For purposes of calculating the benefits payable under Article III of this Plan, the Member’s designated beneficiary shall be deemed to be the same individual or entity designated by the Member to receive benefits under the Retirement Fund in case of the Member’s death.
6.02	(a)	However, the Member may designate a different individual or entity as Beneficiary to receive any death benefit payable under Article III of this Plan. In such event, the Actuary shall make sure that the actuarial value of the Member’s Article III benefits is not increased by the Member’s designation of different beneficiaries under this Plan and the Retirement Fund. The Member shall not be required to obtain the consent of any family member or previously designated Beneficiary before designating a beneficiary for any Article III death benefit. Nor shall this Plan be bound by any Qualified Domestic Relations Order submitted to or accepted by the Retirement Fund. However, the Actuary shall take the Qualified Domestic Relations Order into account in calculating the Member’s benefit under this Plan so that the Qualified Domestic Relations Order does not cause an increase in the benefits payable to the Member pursuant to Article III of this Plan.
(b)	For purposes of benefits payable under Article IV hereof, each Member may file a written designation of one or more individuals or entities as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Member’s death.

(c)	The Member may, from time to time, revoke or change his Beneficiary designation (without the consent of any prior Beneficiary or any other person) by filing a new designation. The last beneficiary designation received shall be controlling. However, no designation, or change or revocation of Beneficiary shall be effective unless actually received by an appropriate Plan representative prior to the Member’s death.

6.03	If no Beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Plan, any beneficiary designation conflicts with applicable law or is unenforceable in any other way, the Member’s estate shall be deemed to be the Member’s Beneficiary and shall receive the amount, if any, payable under the Plan upon the Member’s death. If the Plan is in doubt as to the right of any person to receive such amount, the Plan may retain such amount, without liability for any interest thereon, until the rights thereto are determined. The Plan may also pay such amount to any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

ARTICLE VII. ADMINISTRATION OF THE PLAN
7.01	The Committee shall have general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee’s interpretations and constructions of the Plan and its decisions and actions thereunder shall be binding and conclusive on all persons for all purposes.
7.02	The Committee shall arrange for the services of the Actuary, and if the Committee deems it advisable, it shall arrange for the services of legal counsel and certified public accountants (who may also be counsel or accountants for the Bank), and for other consultants, agents and clerical or other personnel whose services may be necessary for purposes of the Plan. The Committee may also utilize the services of agents and clerical or other personnel regularly employed by the Bank. The Committee may rely upon the written opinions of such Actuary, counsel, accountants and consultants, and upon any information supplied by the Retirement Fund or the Thrift Plan for purposes of the Plan. The Committee may delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or its designee, at such intervals as shall be specified by the Board or such designee.
7.03	No Committee member shall be entitled to participate in any decision or action relating solely to his own membership or benefits under the Plan.
7.04	Each Committee member shall be reimbursed by the Bank for any reasonable expenses incurred in connection with his services to the Plan. No bond or other security shall be required of the Committee or any member thereof, unless required by applicable law.

7.05	All claims for benefits under the Plan shall be submitted in writing to the Committee. Written notice of the Committee’s decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary, such individual or entity being referred to herein as the Claimant. The Claimant may request a review by the Committee of any decision denying all or part of a claim. Such request shall be made in writing and shall be filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the Claimant wishes the Committee to consider and the Committee shall not be obligated to undertake any review until it has received the Claimant’s completed request for review. The Committee may hold any hearing or conduct any independent investigation which it deems useful in rendering its decision, and the decision on review shall be made with reasonable promptness after the Committee’s receipt of the completed request for review. Written notice of the decision on review shall be furnished to the Claimant. If no further review is timely requested in writing, the Committee’s decisions shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.
7.06	All expenses incurred in the administration of the Plan shall be paid by the Bank.

ARTICLE VIII. AMENDMENT AND TERMINATION
8.01	The Board of Directors may amend, suspend or terminate the Plan, in whole or in part, without the consent of the Committee or any Member, Beneficiary or other person. However, no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits which have accrued under the Plan prior to the date of such action.

ARTICLE IX. GENERAL PROVISIONS
9.01	The Plan shall be binding upon and inure to the benefit of the Bank and its successors, and assigns and the Members, and their beneficiaries, successors, and assigns. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan into which it may enter to effect any merger, consolidation, reorganization or transfer of assets. In case of such a merger, consolidation, reorganization or transfer of assets, the term “Bank” shall refer to the surviving or acquiring entity which shall assume the Bank’s obligations under the Plan, and the Plan shall continue in full force and effect with no diminution in accrued Plan benefits.
9.02	Neither the Plan nor any action taken thereunder shall be construed to give any Member the right to be retained in the employ of the Bank or affect the Bank’s right to terminate the employment of any Member. Neither the Plan nor any action taken thereunder shall affect the Bank’s right to determine the Base Salary and Incentive Compensation, if any, of any Bank employee, including any Member of this Plan.
9.03	The Bank shall withhold or cause to be withheld all federal, state, or other taxes which the Bank is required to withhold from Plan payments.
9.04	No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of (including any disposition pursuant to the dissolution of a Member’s marriage). Any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

9.05	If the Committee should find that any person to whom any amount is due under the Plan is unable to care for his affairs because of illness or accident or legal incapacity, then any payment due to such person may be paid to such person’s spouse, child or other relative, or to an institution maintaining or having custody of such person, or to any other person whom the Committee determines to be appropriate to receive payment on behalf of such person. Any such payment shall be a complete discharge of the liability of the Plan and the Bank therefor, and the Committee shall have no obligation to inquire regarding the recipient’s application of such payment.
9.06	All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary, or other person to the Plan or the Committee shall be in such form as is prescribed from time to time by the Plan or the Committee and shall be mailed by first-class mail or sent by telefacsimile or hand-delivered to such location as shall be specified by the Plan or the Committee. Such documents shall not be deemed to have been given and delivered until the actual receipt thereof by a Committee Member or appropriate Plan Representative. All Members (and Beneficiaries of deceased Members) shall keep the Plan apprised of their current mailing addresses.
9.07	The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank, and Plan benefits shall not be deemed salary or other compensation for the purpose of computing benefits to which a Member may be entitled under any other plan or arrangement of the Bank.
9.08	No Committee member or Plan representative shall be personally liable on account of any instrument executed by him or on his behalf, or any action taken by him for any mistake of judgment made in good faith in connection with service to the Plan. The Bank shall indemnify and hold harmless each Committee member, Plan representative, employee, officer or director of the Bank, the Retirement Fund or the Thrift Plan to whom any duty, power, function or action in respect of the Plan may be delegated or assigned or from whom any information is requested for plan purposes against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless such liability arises out of such person’s fraud or bad faith.

9.09	As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.
9.10	The captions preceding the Articles and Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.
9.11	The Plan shall be construed according to the laws of the State of Iowa unless such laws are superseded by applicable federal law. It is the Bank’s intent that the plan be classified as a non-qualified deferred compensation plan for income tax purposes so that no Member is obligated to include Plan benefits in taxable income prior to the Member’s actual receipt of such Plan benefits.

The Plan is also intended to qualify as a “Top Hat” Plan for purposes of the Employee Retirement Income Security Act. The Plan shall be construed and administered to effectuate such intentions.

     IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK OF DES MOINES has caused the Plan to be executed effective as of December 11, 2003.
FEDERAL HOME LOAN BANK OF DES MOINES

BY:	/s/ Dale J. Torpey

Chairman of the Board

DATE:	12/31/03

Attest:

/s/ Amy E. Angle

Corporate Secretary

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